INVESTMENT MANAGEMENT AGREEMENT

This Agreement, made and entered into this 1st day of August, 2010 by and between SECURITY EQUITY FUND, a Kansas corporation (hereinafter referred to as the “Fund”), and SECURITY INVESTORS, LLC, a Kansas limited liability company (hereinafter referred to as the “Adviser”) is amended and restated effective as of April 29, 2011.

WITNESSETH:

WHEREAS, the Fund is engaged in business as an open-end, management investment company registered under the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, the Adviser is willing to provide investment research and advice to the Fund on the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of the Fund has approved certain changes to the annual fee applicable to the MSCI EAFE Equal Weight Series;

NOW, THEREFORE, in consideration of the premises and mutual agreements made herein, the parties agree as follows:

1.
Employment of the Adviser. The Fund hereby employs the Adviser to act as investment adviser to the Fund with respect to the investment of its assets and to supervise and arrange for the purchase of securities of the Fund and the sales of securities held in the portfolio of the Fund, subject always to the supervision of the Board of Directors of the Fund (or a duly appointed committee thereof), during the period and upon and subject to the terms and conditions described herein. The Adviser agrees to maintain sufficient trained personnel and equipment and supplies to perform its responsibilities under this Agreement and in conformity with the current Prospectus(es) of the Fund and such other reasonable standards of performance as the Fund may from time to time specify.

The Adviser hereby accepts such employment and agrees to perform the services required by this Agreement for the compensation herein provided.

2.	Allocation of Expenses and Charges.

(a)	Expenses of the Adviser. The Adviser shall pay all expenses in connection with the performance of its services under this Agreement, except as provided otherwise herein.

(b)
Expenses of the Fund. Anything in this Agreement to the contrary notwithstanding, the Fund shall pay or reimburse the Adviser for the payment of the following described expenses of the Fund whether or not billed to the Fund, the Adviser or any related entity:

(i)	brokerage fees and commissions;
(ii)	taxes;
(iii)	interest expenses;

(iv)	any extraordinary expenses approved by the Board of Directors of the Fund; and
(v)	distribution fees paid under the Fund’s Class A, Class B and Class C Distribution Plans;

and, in addition to those expenses set forth above, the Fund shall pay all of its expenses whether or not billed to the Fund, the Adviser or any related entity.

(c)
Expense Cap. For each of the Fund’s full fiscal years that this Agreement remains in force, the Adviser agrees that if total annual expenses of each Series of the Fund identified below, exclusive of interest, taxes, extraordinary expenses (such as litigation), brokerage fees and commissions, and 12b-1 fees paid under a Fund’s Class A, Class B or Class C Distribution Plans, but inclusive of the Adviser’s compensation, exceeds the amount set forth below (the “Expense Cap”), the Adviser shall contribute to such Series such funds or waive such portion of its fee, adjusted monthly, as may be required to insure that the total annual expenses of the Series shall not exceed the Expense Cap. If this Agreement shall be effective for only a portion of a Series’ fiscal year, then the maximum annual expenses shall be prorated for such portion.

Expense Cap
Large Cap Concentrated Growth Series, Class A, B and C – 1.75%

3.	Compensation of the Adviser.

(a)
As compensation for the investment advisory services to be rendered by the Adviser to the MSCI EAFE Equal Weight Series, for each of the years this Agreement is in effect, the MSCI EAFE Equal Weight Series shall pay the Adviser an annual fee equal to 0.70% of its average daily net assets. Such fee shall be calculated daily and payable monthly.  As compensation for the investment advisory services to be rendered by the Adviser to Global Institutional Fund and Small Cap Value Series, for each of the years this Agreement is in effect, each of the foregoing shall pay the Adviser an annual fee equal to 1.00% of its respective average daily net assets. Such fee shall be calculated daily and payable monthly. As compensation for the investment advisory services to be rendered by the Adviser to Large Cap Core Series, All Cap Growth Series, Large Cap Concentrated Growth Series and Mid Cap Value Institutional Fund, for each of the years this Agreement is in effect, each of the foregoing shall pay the Adviser an annual fee equal to 0.75% of its respective average daily net assets. As compensation for the investment advisory services to be rendered by the Adviser to Small Cap Growth Series, for each of the years this Agreement is in effect, Small Cap Growth Series shall pay the Adviser an annual fee equal to 0.85% of average daily net assets. Such fee shall be calculated daily and payable monthly. As compensation for the investment advisory services to be rendered by the Adviser to Mid Cap Value Series for each of the years this Agreement is in effect, the Mid Cap Value Series shall pay the Adviser an annual fee equal to 1.00% of its average daily net assets of $200 million or less; plus an annual rate of 0.75% of its average daily net assets of more than $200 million. Such fee shall be calculated daily and payable monthly. As compensation for the investment advisory services to be rendered by the Adviser to All Cap Value Series for each of the years this Agreement is in effect, the All Cap Value Series shall pay the Adviser an annual fee equal to 0.70% of its average daily net assets. Such fee shall be calculated daily and payable monthly. As compensation for the investment advisory services to be rendered by the Adviser to Alpha Opportunity Series for each of the years this Agreement is in effect, the Alpha Opportunity Series shall pay the Adviser an annual fee equal to 1.25% of its average daily net assets. Such fee shall be calculated daily and payable monthly. If this Agreement shall be effective for only a portion of a year, then the Adviser’s compensation for said year shall be prorated for such portion. For purposes of this Section 3, the value of the net assets of each Series shall be computed in the same manner at the end of the business day as the value of such net assets is computed in connection with the determination of the net asset value of the Fund’s shares as described in the Fund’s prospectus(es).

(b)
For each of the Fund’s fiscal years this Agreement remains in force, the Adviser agrees that if total annual expenses of any Series of the Fund, exclusive of interest and taxes, extraordinary expenses (such as litigation) and distribution fees paid under the Fund’s Class A, Class B and Class C Distribution Plans, but inclusive of the Adviser’s compensation, exceed any expense limitation imposed by state securities law or regulation in any state in which shares of such Series of the Fund are then qualified for sale, as such regulations may be amended from time to time, the Adviser will contribute to such Series such funds or waive such portion of its fee, adjusted monthly, as may be requisite to insure that such annual expenses will not exceed any such limitation. If this Agreement shall be effective for only a portion of any Series’ fiscal year, then the maximum annual expenses shall be prorated for such portion. Brokerage fees and commissions incurred in connection with the purchase or sale of any securities by a Series shall not be deemed to be expenses within the meaning of this paragraph (b).

4.	Investment Advisory Duties.

(a)
Investment Advice. The Adviser shall regularly provide the Fund with investment research, advice and supervision, continuously furnish an investment program, recommend which securities shall be purchased and sold and what portion of the assets of the Fund shall be held uninvested and arrange for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund. All investment advice furnished by the Adviser to the Fund under this Section 4 shall at all times conform to any requirements imposed by the provisions of the Fund’s Articles of Incorporation and Bylaws, the 1940 Act, the Investment Advisors Act of 1940 and the rules and regulations promulgated thereunder, and other applicable provisions of law, and the terms of the registration statements of the Fund under the Securities Act of 1933 (“1933 Act”) and/or the 1940 Act, as may be applicable at the time, all as from time to time amended. The Adviser shall advise and assist the officers or other agents of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors of the Fund (and any duly appointed committee thereof) with regard to the foregoing matters and the general account of the Fund’s business.

(b)
Subadvisers. Subject to the provisions of the 1940 Act and any applicable exemptions thereto, the Adviser is authorized, but is under no obligation, to enter into sub-advisory agreements (the “Sub-Advisory Agreements”) with one or more subadvisers (each a “Subadviser”) to provide investment advisory services to any series of the Fund. Each Subadviser shall have investment discretion with respect to the assets of the series assigned to that Subadviser by the Adviser. Consistent with the provisions of the 1940 Act and any applicable exemption thereto, the Adviser may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements without the approval of the shareholders of the affected series.

(c)	Portfolio Transactions and Brokerage.

(i)
Transactions in portfolio securities shall be effected by the Adviser, through brokers or otherwise (including affiliated brokers), in the manner permitted in this Section 4 and in such manner as the Adviser shall deem to be in the best interests of the Fund after consideration is given to all relevant factors.

(ii)
In reaching a judgment relative to the qualification of a broker to obtain the best execution of a particular transaction, the Adviser may take into account all relevant factors and circumstances, including the size of any contemporaneous market in such securities; the importance to the Fund of speed and efficiency of execution; whether the particular transaction is part of a larger intended change of portfolio position in the same securities; the execution capabilities required by the circumstances of the particular transaction; the capital required by the transaction; the overall capital strength of the broker; the broker’s apparent knowledge of or familiarity with sources from or to whom such securities may be purchased or sold; as well as the efficiency, reliability and confidentiality with which the broker has handled the execution of prior similar transactions.

(iii)
Subject to any statements concerning the allocation of brokerage contained in the Fund’s Prospectus(es) or Statement(s) of Additional Information, the Adviser is authorized to direct the execution of portfolio transactions for the Fund to brokers who furnish investment information or research service to the Adviser. Such allocations shall be in such amounts and proportions as the Adviser may determine. If the transaction is directed to a broker providing brokerage and research services to the Adviser, the commission paid for such transaction may be in excess of the commission another broker would have charged for effecting that transaction, if the Adviser shall have determined in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to all accounts as to which it now or hereafter exercises investment discretion For purposes of the immediately preceding sentence, “providing brokerage and research services” shall have the meaning generally given such terms or similar terms under Section 28(e)(3) of the Securities Exchange Act of 1934, as amended.

(iv)
In the selection of a broker for the execution of any transaction not subject to fixed commission rates, the Adviser shall have no duty or obligation to seek advance competitive bidding for the most favorable negotiated commission rate to be applicable to such transaction, or to select any broker solely on the basis of its purported or “posted” commission rates.

(v)
In connection with transactions on markets other than national or regional securities exchanges, the Fund will deal directly with the selling principal or market maker without incurring charges for the services of a broker on its behalf unless, in the best judgment of the Adviser, better price or execution can be obtained by utilizing the services of a broker.

(d)
Limitation of Liability of the Adviser with Respect to Rendering Investment Advisory Services. So long as the Adviser shall give the Fund the benefit of its best judgment and effort in rendering investment advisory services hereunder, the Adviser shall not be liable for any errors of judgment or mistake of law, or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security on its recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm or corporation shall have been selected with due care and in good faith. Nothing herein contained shall, however, be construed to protect the Adviser against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Section 4. As used in this Section 4, the “Adviser” shall include directors, officers and employees of the Adviser, as well as the Adviser itself.

5.
Other Activities Not Restricted. Nothing in this Agreement shall prevent the Adviser or any officer thereof from acting as investment adviser for any other person, firm or corporation, nor shall it in any way limit or restrict the Adviser or any of its directors, officers, stockholders or employees from buying, selling, or trading any securities for their own accounts or for the accounts of others for whom they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will conflict with the performance of its obligations to the Fund under this Agreement. The Fund acknowledges that the Adviser acts as investment adviser to other investment companies, and it expressly consents to the Adviser acting as such; provided, however, that if in the opinion of the Adviser, particular securities are consistent with the investment objectives of, and desirable purchases or sales for the portfolios of one or more of such other investment companies or series of such companies at approximately the same time, such purchases or sales will be made on a proportionate basis if feasible, and if not feasible, then on a rotating or other equitable basis.

6.
Amendment. This Agreement may be amended at any time, without shareholder approval to the extent permitted by applicable law, by a writing signed by each of the parties hereto. Any change in the Fund’s registration statements or other documents of compliance or in the forms relating to any plan, program or service offered by its current Prospectus(es) which would require a change in the Adviser’s obligations hereunder shall be subject to the Adviser’s approval, which shall not be unreasonably withheld.

7.
Duration and Termination of Agreement. This Agreement shall continue in force with respect to a Series for an initial term of up to two years, and then for successive 12-month periods thereafter, unless terminated, provided each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire Board of Directors of the Fund, or by the vote of the holders of a majority of the outstanding voting securities of each series of the Fund (as defined in the 1940 Act), and (b) the vote of a majority of the directors of the Fund who are not parties to this Agreement or interested persons (as such terms are defined in the Investment Company Act of 1940) of any such party cast in person at a meeting of such directors called for the purpose of voting upon such approval. In the event a majority of the outstanding shares of one series vote for continuance of the Agreement, it will be continued for that series even though the Agreement is not approved by either a majority of the outstanding shares of any other series or by a majority of outstanding shares of the Fund.

Upon this Agreement becoming effective, any previous Agreement between the Fund and the Adviser providing for investment advisory services shall concurrently terminate, except that such termination shall not affect any fees accrued and guarantees of expenses with respect to any period prior to termination.

This Agreement may be terminated at any time as to any series of the Fund without payment of any penalty, by the Fund upon the vote of a majority of the Fund’s Board of Directors or, by a majority of the outstanding voting securities of the applicable series of the Fund, or by the Adviser, in each case on sixty (60) days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act).

8.
Severability. If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then such clause or provision shall be considered severed herefrom and the remainder of this Agreement shall continue in full force and effect.

9.	Applicable Law. This Agreement shall be subject to and construed in accordance with the laws of the State of Kansas.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereto duly authorized on the day, month and year first above written.

SECURITY EQUITY FUND
By:
Name: Richard M. Goldman
Title: President

ATTEST:

Name: Amy J. Lee
Title: Secretary
SECURITY INVESTORS, LLC
By:
Name: Richard M. Goldman
Title: President

ATTEST:

Name: Amy J. Lee
Title: Secretary